Exhibit 99.2

Unaudited and Pro Forma Estimated Recast of Prior Financial Information

Revenue, Operating Income and Adjusted EBITDA

Recast of Financial Information for First Three Quarters of Fiscal 2025, Four Quarters of Fiscal 2024 and Fiscal Year End 2024

Revenue, Operating Income and Adjusted EBITDA

(Unaudited, in thousands of USD)

Selected Financial Data (Unaudited)

	Fiscal 2024					Fiscal 2025
	Thirteen Weeks Ended			Fourteen Weeks Ended	Year Ended	Thirteen Weeks Ended
	11/25/2023	2/24/2024	5/25/2024	8/31/2024	8/31/2024	11/30/2025	3/1/2025	5/31/2025

Revenue
Uniform & Facility Service Solutions	$544,928	$543,862	$549,218	$586,022	$2,224,030	$552,752	$551,407	$554,331
First Aid & Safety Solutions	24,867	24,829	27,292	29,283	106,271	26,222	27,454	29,787
Other	23,730	22,020	26,818	24,562	97,130	25,934	23,358	26,660
Consolidated Revenues	$593,525	$590,711	$603,328	$639,867	$2,427,431	$604,908	$602,219	$610,778

Operating Income
Uniform & Facility Service Solutions	$48,873	$25,942	$43,378	$50,834	$169,027	$48,520	$30,172	$43,243
First Aid & Safety Solutions	(1,071)	(1,004)	148	95	(1,832)	341	(486)	525
Other	5,335	3,005	4,924	3,119	16,383	6,670	1,528	4,409
Consolidated Operating Income	$53,137	$27,943	$48,450	$54,048	$183,578	$55,531	$31,214	$48,177

Adjusted EBITDA Reconciliation
Net Income	$42,325	$20,457	$38,057	$44,635	$145,474	$43,105	$24,459	$39,680
Provision for income taxes	12,930	7,261	11,277	12,437	43,905	14,831	8,174	13,715
Interest income, net	(2,834)	(350)	(1,406)	(2,652)	(7,242)	(2,695)	(2,213)	(2,514)
Depreciation and amortization	33,733	35,160	34,560	37,979	141,432	34,808	34,946	34,722
Share-based compensation expense	2,534	2,308	2,303	2,628	9,773	2,836	3,198	3,015
Gain on the sale of properties	-	-	-	-	-	-	-	(2,792)
Executive transaction costs	-	-	-	-	-	1,075	354	-
Consolidated Adjusted EBITDA	$88,688	$64,836	$84,791	$95,027	$333,342	$93,960	$68,918	$85,826

Uniform & Facility Service Solutions
Adjusted EBITDA Reconciliation
Net Income	$50,992	$25,716	$44,262	$53,858	$174,828	$50,925	$31,591	$48,461
Interest income, net	(2,834)	(350)	(1,406)	(2,652)	(7,242)	(2,695)	(2,213)	(2,514)
Depreciation and amortization	32,228	33,424	32,965	36,214	134,831	33,110	33,234	32,990
Share-based compensation expense	2,389	2,154	2,177	2,473	9,193	2,688	3,028	2,858
Gain on the sale of properties	-	-	-	-	-	-	-	(2,792)
Executive transaction costs	-	-	-	-	-	1,075	354	-
Total Adjusted EBITDA	$82,775	$60,944	$77,998	$89,893	$311,610	$85,103	$65,994	$79,003

First Aid & Safety Solutions
Adjusted EBITDA Reconciliation
Net Income	$(1,072)	$(1,003)	$148	$95	$(1,832)	$341	$(486)	$525
Depreciation and amortization	758	963	809	913	3,443	885	947	975
Share-based compensation expense	22	25	25	27	99	27	29	30
Total Adjusted EBITDA	$(292)	$(15)	$982	$1,035	$1,710	$1,253	$490	$1,530

Other
Adjusted EBITDA Reconciliation
Net Income	$5,335	$3,005	$4,924	$3,119	$16,383	$6,670	$1,528	$4,409
Depreciation and amortization	747	773	786	852	3,158	813	765	757
Share-based compensation expense	123	129	101	128	481	121	141	127
Total Adjusted EBITDA	$6,205	$3,907	$5,811	$4,099	$20,022	$7,604	$2,434	$5,293

Unallocated Adjustments*
Adjusted EBITDA Reconciliation
Net Income	$(12,930)	$(7,261)	$(11,277)	$(12,437)	$(43,905)	$(14,831)	$(8,174)	$(13,715)
Provision for income taxes	12,930	7,261	11,277	12,437	43,905	14,831	8,174	13,715
Total Adjusted EBITDA	$-	$-	$-	$-	$-	$-	$-	$-

* Amounts reflected as “Unallocated Adjustments” represent corporate and other items that are not included within the reportable segments and net to zero in consolidation.